Exhibit 10.3

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Investment Management Trust Agreement (this “Agreement”) is made as of May 9, 2019 by and between Health Sciences Acquisitions Corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”).

WHEREAS, the Company’s registration statement on Form S-1, No. 333-230893 (“Registration Statement”), for its initial public offering of securities (“IPO”) has been declared effective as of the date hereof (“Effective Date”) by the U.S. Securities and Exchange Commission (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement); and

WHEREAS, Chardan Capital Markets LLC is acting as the underwriter (the “Underwriter”) in the IPO pursuant to an underwriting agreement between the Company and the underwriters (“Underwriting Agreement”); and

WHEREAS, simultaneously with the IPO, the Company’s sponsor will be purchasing 10,000,000 warrants (“Private Placement Warrants”) from the Company for an aggregate purchase price of $5,000,000; and

WHEREAS, as described in the Registration Statement, and in accordance with the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time (the “Charter”), $105,000,000 of the gross proceeds of the IPO and sale of the Private Placement Warrants ($120,000,000 if the underwriters’ over-allotment option is exercised in full) will be delivered to the Trustee to be deposited and held in a segregated trust account located at all times in the United States (the “Trust Account”) for the benefit of the Company and the holders of the Company’s shares of common stock, par value $0.0001 per share (“Common Stock”), issued in the IPO as hereinafter provided (the amount to be delivered to the Trustee will be referred to herein as the “Property”; the shareholders for whose benefit the Trustee shall hold the Property will be referred to as the “Public Shareholders,” and the Public Shareholders and the Company will be referred to together as the “Beneficiaries”); and

WHEREAS, pursuant to the Underwriting Agreement, a portion of the Property equal to $3,500,000 or $4,025,000 if the underwriters’ over-allotment option is exercised in full is attributable to deferred underwriting discounts and commissions that may become payable by the Company to the underwriters upon the consummation of an initial business combination (as described in the Registration Statement, a “Business Combination”) (the “Deferred Discount”); and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property.

NOW THEREFORE, IT IS AGREED:

1.             Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(a)       Hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement in the Trust Account established by the Trustee in the United States at JPMorgan Chase Bank, N.A. and at a brokerage institution selected by the Trustee that is reasonably satisfactory to the Company;

(b)       Manage, supervise and administer the Trust Account subject to the terms and conditions set forth herein;

(c)       In a timely manner, upon the written instruction of the Company, invest and reinvest the Property in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, as determined by the Company; it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting the Company’s instructions hereunder and the Trustee may earn bank credits or other consideration;

(d)       Collect and receive, when due, all principal, interest or other income arising from the Property, which shall become part of the “Property,” as such term is used herein;

(e)       Promptly notify the Company and the Underwriter of all communications received by the Trustee with respect to any Property requiring action by the Company;

(f)        Supply any necessary information or documents as may be requested by the Company (or its authorized agents) in connection with the Company’s preparation of the tax returns relating to assets held in the Trust Account;

(g)       Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company to do so;

(h)       Render to the Company monthly written statements of the activities of, and amounts in, the Trust Account reflecting all receipts and disbursements of the Trust Account;

(i)        Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or Chairman of the Board of Directors of the Company (the “Board”) or other authorized officers of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including any amounts representing interest earned on the funds held in the Trust Account (less taxes payable), only as directed in the Termination Letter and the other documents referred to therein; or (y) the later of (1) 24 months after the closing of the Offering and (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s Charter, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including any amounts representing interest earned on the funds held in the Trust Account (less taxes payable, it being understood that the Trustee has no obligation to monitor or question the Company’s position that an allocation has been made for taxes payable), shall be distributed to the Public Shareholders of record as of such date; provided, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Shareholders;

(j)        Upon written request from the Company, which may be given from time to time in a form substantially similar to that attached hereto as Exhibit C (a “Tax Payment Withdrawal Instruction”), withdraw from the Trust Account and distribute to the Company the amount of interest earned on the Property requested by the Company to cover any tax obligation owed by the Company, which amount shall be delivered directly to the Company by electronic funds transfer or other method of prompt payment, and the Company shall forward such payment to the relevant taxing authority so long as there is no reduction in the principal amount initially deposited in the Trust Account; provided, however, that to the extent there is not sufficient cash in the Trust Account to pay such tax obligation, the Trustee shall liquidate such assets held in the Trust Account as shall be designated by the Company in writing to make such distribution (it being acknowledged and agreed that any such amount in excess of interest income earned on the Property shall not be payable from the Trust Account). The written request of the Company referenced above shall constitute presumptive evidence that the Company is entitled to said funds, and the Trustee shall have no responsibility to look beyond said request; and

(k)       Not make any withdrawals or distributions from the Trust Account other than pursuant to Sections 1(i) or (j) above.

2.             Agreements and Covenants of the Company. The Company hereby agrees and covenants to:

(a)       Give all instructions to the Trustee hereunder in writing, signed by the Company’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company. In addition, except with respect to its duties under Sections 1(i), or (j) hereof, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it in good faith and with reasonable care believes to be given by any one of the persons authorized above to give written instructions, provided that the Company shall promptly confirm such instructions in writing;

(b)       Subject to the provisions of Section 4 of this Agreement, hold the Trustee harmless and indemnify the Trustee from and against, any and all expenses, including reasonable counsel fees and disbursements, or losses suffered by the Trustee in connection with any claim, potential claim, action, suit or other proceeding brought against the Trustee involving any claim, or in connection with any claim or demand, which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any interest earned on the Property, except for expenses and losses resulting from the Trustee’s gross negligence, fraud or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this Section 2(b), it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim; provided, that the Trustee shall obtain the consent of the Company with respect to the selection of counsel, which consent shall not be unreasonably withheld. The Trustee may not agree to settle any Indemnified Claim without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company may participate in such action with its own counsel;

(c)       Pay the Trustee an initial acceptance fee, an annual fee and a transaction processing fee for each disbursement made as set forth on Schedule A hereto, which fees shall be subject to modification by the parties from time to time. It is expressly understood that the Property shall not be used to pay such fees unless the disbursements are made to the Company pursuant to Section 1(i) solely in connection with the consummation of a Business Combination and Section 1(j). The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the consummation of the IPO and thereafter on the anniversary of the Effective Date. The Trustee shall refund the Company the annual administration fee (on a pro rata basis) with respect to any period after the liquidation of the Trust Account. The Company shall not be responsible for any other fees or charges of the Trustee except as set forth in this Section 2(c), Schedule A and as may be provided in Section 2(b) hereof;

(d)       In connection with any vote of the Company’s shareholders regarding a Business Combination, provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and/or tabulating shareholder votes (which firm may be the Trustee) verifying the vote of the Company’s shareholders regarding such Business Combination;

(e)       In connection with the Trustee acting as Paying/Disbursing Agent pursuant to Exhibit B, the Company will not give the Trustee disbursement instructions which would be prohibited under this Agreement;

(f)       Within five business days after the Underwriter in the IPO, exercises the over-allotment option (or any unexercised portion thereof) or such over-allotment option expires, provides the Trustee with a notice in writing (with a copy to the Underwriter) of the total amount of the Deferred Discount;

(g)       In the event the Company is entitled to receive a tax refund on its income tax obligation, and promptly after the amount of such refund is determined on a final basis, provide the Trustee with notice in writing (with a copy to the Underwriter) of the amount of such income tax refund; and

3.             Limitations of Liability. The Trustee shall have no responsibility or liability to:

(a)       Take any action with respect to the Property, other than as directed in Section 1 hereof, and the Trustee shall have no liability to any party except for liability arising out of the Trustee’s gross negligence, fraud or willful misconduct;

(b)       Institute any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received written instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(c)       Change the investment of any Property, other than in compliance with Section 1 hereof;

(d)       Refund any depreciation in principal of any Property;

(e)       Assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Trustee;

(f)       The other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the Trustee’s best judgment, except for the Trustee’s gross negligence, fraud or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which the Trustee believes, in good faith and with reasonable care, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g)       Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement;

(h)       File local, state and/or federal tax returns or information returns with any taxing authority on behalf of the Trust Account and payee statements with the Company documenting the taxes, if any, payable by the Company or the Trust Account, relating to the income earned on the Property;

(i)       Pay any taxes on behalf of the Trust Account (it being expressly understood that the Property shall not be used to pay any such taxes and that such taxes, if any, shall be paid by the Company from funds not held in the Trust Account);

(j)       Imply obligations, perform duties, inquire or otherwise be subject to the provisions of any agreement or document other than this agreement and that which is expressly set forth herein; and

(k)       Verify calculations, qualify or otherwise approve Company’s written requests for distributions pursuant to Sections 1(i), or (j) hereof.

4.             Trust Account Waiver. The Trustee has no right of set off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event the Trustee has any Claim against the Company under this Agreement, including, without limitation, under Sections 2(b) or (c) hereof, the Trustee shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the Property or any monies in the Trust Account.

5.             Termination. This Agreement shall terminate as follows:

(a)       If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee during which time the Trustee shall act in accordance with this Agreement. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not locate a successor trustee within ninety days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with any court in the State of New York or with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever; or

(b)       At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of Section 1(i) hereof and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Section 2(b).

6.       Miscellaneous.

(a)       The Company and the Trustee each acknowledge that the Trustee will follow the security procedures set forth below with respect to funds transferred from the Trust Account. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such confidential information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon all information supplied to it by the Company, including account names, account numbers, and all other identifying information relating to a beneficiary, beneficiary’s bank or intermediary bank. Except for any liability arising out of the Trustee’s gross negligence, fraud or willful misconduct, the Trustee shall not be liable for any loss, liability or expense resulting from any error in the information or transmission of the funds.

(b)       This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(c)       This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Sections 1(i) and (j) hereof (which may only be amended with the approval of the holders of a majority of the outstanding shares of Common Stock sold in the IPO), this Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of the Underwriter. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury. The Trustee may require from Company counsel an opinion as to the propriety of any proposed amendment.

(d)       The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, State of New York, for purposes of resolving any disputes hereunder.

(e)       Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission or by e-mail:

if to the Trustee, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Francis Wolf and Celeste Gonzalez
E-mail: fwolf@continentalstock.com

if to the Company, to:

Health Sciences Acquisitions Corporation
412 West 15th Street, Floor 9
New York, New York 10011
Attn: Alice Lee, Secretary
E-Mail: al@rtwfunds.com

in either case with a copy to:

Chardan Capital Markets, LLC
17 State Street, Suite 1600
New York, NY 10004
Attn: George Kaufman
Facsimile: (646) 465-9039

and

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso, Esq.
Facsimile: (212) 407-4990

(f)        No party to this Agreement may assign its rights or delegate its obligations hereunder without the prior consent of the other person or entity.

(g)       Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder. The Trustee acknowledges and agrees that it shall not make any claims or proceed against the Trust Account, including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance.

(h)       This Agreement is the joint product of the Company and the Trustee and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

(i)        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or electronic transmission shall constitute valid and sufficient delivery thereof.

(j)        Each of the Company and the Trustee hereby acknowledges and agrees that the Underwriter is a third party beneficiary of this Agreement.

(k)       Except as specified herein, no party to this Agreement may assign its rights or delegate its obligations hereunder to any other person or entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee
By:	/s/ Francis E. Wolf, Jr.
Name: Francis E. Wolf, Jr.
Title: Vice President

HEALTH SCIENCES ACQUISITIONS CORPORATION, as Company
By:	/s/ Roderick Wong
Name: Roderick Wong, MD
Title: Chief Executive Officer

SCHEDULE A

Fee Item	Time and method of payment	Amount
Initial acceptance fee	Initial closing of IPO by wire transfer	$$3,500.00
Annual fee	First year, initial closing of IPO by wire transfer; thereafter on the anniversary of the effective date of the IPO by wire transfer or check	$10,000.00
Transaction processing fee for disbursements to Company under Section 1(j)	Deduction by Trustee from accumulated income following disbursement made to Company under Section 2	$250.00
Paying Agent services as required pursuant to Section 1(i)	Billed to Company upon delivery of service pursuant to Section 1(i)	Prevailing rates

Schedule A

EXHIBIT A

[Letterhead of Company]

[Insert date]

Continental Stock Transfer
& Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Francis Wolf and Celeste Gonzalez

Re:	Trust Account No. [●] Termination Letter

Dear Sir or Madam:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Health Sciences Acquisitions Corporation (the “Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of [●], 2019 (the “Trust Agreement”), this is to advise you that the Company has entered into an agreement with [●] (“Target Business”) to consummate a business combination with Target Business (the “Business Combination”) on or about [●]. The Company shall notify you at least 48 hours in advance of the actual date of the consummation of the Business Combination (the “Consummation Date”). Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence to liquidate the Trust Account investments on [●] and to transfer the proceeds to the above-referenced account at JPMorgan Chase Bank, N.A. to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date. It is acknowledged and agreed that while the funds are on deposit in the trust account awaiting distribution, the Company will not earn any interest or dividends.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that the Business Combination has been consummated, (ii) the Company shall deliver to you (a) [an affidavit] [a certificate] of [•] which verifies the vote of the Company’s shareholders in connection with the Business Combination and (b) written instructions with respect to the transfer of the funds held in the Trust Account (“Instruction Letter”) and (iii) the Underwriter shall deliver to you written instructions for delivery of the Deferred Discount. You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the counsel’s letter and the Instruction Letter, (x) to the Underwriter in an amount equal to the Deferred Discount as directed by the Underwriter and (y) the remainder in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated.

A-1

Exhibit A

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and the Company has not notified you on or before the original Consummation Date of a new Consummation Date, then upon receipt by the Trustee of written instructions from the Company, the funds held in the Trust Account shall be reinvested as provided in the Trust Agreement on the business day immediately following the Consummation Date as set forth in the notice.

Very truly yours,
HEALTH SCIENCES ACQUISITIONS CORPORATION.
By:
Name:
Title:

cc:       Chardan Capital Markets LLC

Exhibit A

EXHIBIT B

[Letterhead of Company]

[Insert date]

Continental Stock Transfer
& Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Francis Wolf and Celeste Gonzalez

Re:	Trust Account No. [●] Termination Letter

Dear Sir or Madam:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Health Sciences Acquisitions Corporation (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of [●], 2019 (the “Trust Agreement”), this is to advise you that the Company has been unable to effect a business combination within the time frame specified in the Company’s amended and restated certificate of incorporation, as described in the Company’s prospectus relating to its initial public offering of securities. Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to liquidate the Trust Account investments on [●], and to transfer the total proceeds to the trust operating account at JPMorgan Chase Bank, N.A to await distribution to the Public Shareholders. The Company has selected 20[●] as the effective date for the purpose of determining when the Public Shareholders will be entitled to receive their share of the liquidation proceeds. It is acknowledged that no interest will be earned by the Company on the liquidation proceeds while on deposit in the trust operating account. You agree to be the Paying Agent of record and, in your separate capacity as Paying Agent, agree to distribute said funds directly to the Company’s Public Shareholders in accordance with the terms of the Trust Agreement and the amended and restated certificate of incorporation of the Company. Upon the distribution of all the funds in the trust account, your obligations under the Trust Agreement shall be terminated.

Very truly yours,
HEALTH SCIENCES ACQUISITIONS CORPORATION
By:
Name:
Title:

cc:       Chardan Capital Markets LLC

Exhibit B

EXHIBIT C

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Francis Wolf and Celeste Gonzalez

Re:	Trust Account No. [●]

Dear Sir or Madam:

Pursuant to Section 1(j) of the Investment Management Trust Agreement between Health Sciences Acquisitions Corporation (the “Company”) and Continental Stock Transfer & Trust Company, dated as of [●], 2019 (the “Trust Agreement”), the Company hereby requests that you deliver to the Company $[●] of the interest income earned on the Property as of the date hereof.

The Company needs such funds to pay its tax obligations. In accordance with the terms of the Trust Agreement, you are hereby directed and authorized to transfer (via wire transfer) such funds promptly upon your receipt of this letter to the Company’s operating account at:

[WIRE INSTRUCTION INFORMATION]

Very truly yours,
HEALTH SCIENCES ACQUISITIONS CORPORATION
By:
Name:
Title:

  cc: Chardan Capital Markets LLC

Exhibit C